Exhibit 10.1

[Intellon Letterhead]

Mr. Charles Harris

[Address]

December 14, 2009

Re: Amendment to Third Amended and Restated Employment Agreement Between Intellon Corporation and Charles E. Harris

Dear Charlie:

Reference is made to the Third Amended and Restated Employment Agreement Between Intellon Corporation and Charles E. Harris, dated September 27, 2007 (the “Employment Agreement”). By this letter, you and Intellon Corporation agree to amend the Employment Agreement, for good and valuable consideration, the sufficiency of which is hereby acknowledged, in the following particulars, as of the date hereof:

1.	Section 2.04 of the Employment Agreement is hereby amended by deleting subsection (ii)(y) of the Section in its entirety and replacing it with the following:

“(y) the effective date of a Change in Control (as defined in Section 2.05 below) of the Company,”

2.	Section 2.08 of the Employment Agreement is hereby amended by adding the following to the end of Section 2.08:

“Payment of the Gross-Up Amount, if any, shall be made no later than the last day of the Executive’s tax year next following the year in which the Excise Tax is paid to the taxing authorities.”

3.	Section 3.01(c) of the Employment Agreement is hereby amended by deleting subsection (B) of the Section in its entirety and replacing it with the following:

“(B) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive to the Company within ninety (90) days after Executive learned of the act, failure or event which Executive alleges constitutes Good Reason hereunder,”

In all other particulars the Employment Agreement shall remain in effect in accordance with its terms. The signature of the parties below indicates their respective agreement to these amendments to the Employment Agreement.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Chief Financial Officer

/s/ Charles E. Harris
CHARLES E. HARRIS